Exhibit 99

NEWS BULLETIN

RE:

TOROTEL, INC.

13402 SOUTH 71 HIGHWAY
GRANDVIEW, MO 64030
(816) 761-6314

Torotel, Inc.

TRADED:     OTC:TTLO

COMPANY CONTACTS:

Dale H. Sizemore, Jr.	Jim Serrone
Chairman and CEO	CFO and General Manager
(816) 761-6314, ext. 3015	(816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE

TUESDAY, MARCH 16, 2004

TOROTEL REPORTS OPERATING EARNINGS,

LOWER NET LOSS FOR THIRD QUARTER

KANSAS CITY, MO, March 16 – Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components, today reported that stronger performance at the Torotel Products subsidiary led to higher operating income for the third quarter ended January 31, 2004, and a significant reduction in its net loss from the prior-year period.

Higher Sales Lift Quarterly Results

Consolidated net sales for the latest three months were $1,006,000, a 28 percent improvement from $786,000 for last year’s third quarter.  Torotel Products’ net sales grew 37 percent to $930,000, reflecting higher demand from military markets.  The Electronika subsidiary saw sales decrease 30% to $76,000 as soft conditions continued in the aerospace market.

Earnings from operations were $52,000, an improvement from the loss of $158,000 seen at this time last year.  This is after non-cash amortization charges of $38,000 and $84,000 in the respective periods.  Torotel’s investment in Apex Innovations, Inc., which offers knowledge management products and services to government entities, resulted in a non-cash loss of $110,000  compared with a $34,000 loss for last year’s three months.

The company recorded two other non-cash items in the quarter.  Torotel took a $610,000 write-down on the impairment of the technology-based intangible assets at Electronika.  This is the result of poor conditions in the airline industry that have lowered the anticipated sales volume for ballast transformers Electronika designed for certain aircraft.  In the third quarter last year, the company took an asset impairment charge of $219,000 for the same reasons. The charge in the latest quarter was partially offset by a $440,000 gain on the settlement of debt when Torotel dissolved its East Coast Holdings, Inc. subsidiary.

Torotel posted a net loss for the third quarter of $254,000, equal to 5 cents per diluted share, considerably lower than the net loss seen a year ago, of $429,000, equal to 8 cents per diluted share.

Non-Cash Items Increase Net Loss for the Nine Months

Consolidated net sales for the latest year-to-date were $3,203,000, compared with $3,214,000 for last year’s nine months.  Torotel Products’ net sales rose 12 percent to $2,992,000, reflecting stronger military orders.  Net sales at Electronika were down 60 percent to $211,000, mirroring the slowdown in the aerospace industry.

Earnings from operations rose 49 percent to $206,000 versus $138,000 for last year’s nine months.  This is after non-cash amortization charges of $115,000 and $250,000 in the respective periods.  Torotel’s investment in Apex resulted in a non-cash loss of $178,000 compared with a loss of $33,000 at this time year ago.  Results for the latest period also included the non—cash charge of $610,000  for impairment of intangible assets and the $440,000 non-cash gain on the settlement of debt mentioned earlier.  Last year, the company took an asset impairment charge of $219,000 for the same reasons.

The net loss for the year-to-date in fiscal 2004 was $203,000, equal to 4 cents per diluted share, compared to the loss of $167,000, equal to 3 cents per diluted share, seen at this time last year.

Markets Expected to Improve; New Facility Expands Opportunities

Chief Financial Officer and General Manager H. James Serrone said, “We are seeing signs that the military market will continue to improve throughout this year, further strengthening the positive results at Torotel Products.  New order bookings for this operation grew 36 percent compared with a year ago, primarily due to the contract we received for the Hellfire II missile system potted coil assembly.

“Aerospace markets – especially those for components used in retrofitting and upgrading instrumentation and communications systems on existing aircraft – remain soft.  However, they are expected to improve in the second half of calendar 2004.  Because of the lower sales at Electronika, we continue to target consolidated annual sales at $4.2 million, down from our original estimate of $4.5 million,” Serrone said.

“During the quarter, we announced that Torotel would be combining all of its manufacturing operations into a single facility in Olathe, Kansas.  We expect to close on the purchase of the property by the end of this month, complete our move there in April, then sell our Grandview, Missouri property.  We’re excited about the opportunities the new facility will offer.  First and foremost, it will enable us to organize the manufacturing processes in such a way to improve efficiencies and to differentiate Torotel in the market with shorter lead times.  Secondly, it will give us the opportunity to increase sales by expanding our product offerings to include larger units with higher KVA and voltage ratings as well as sub-assemblies,  which are part of our plan for long-term growth,” he added.

“While we are disappointed that our fiscal 2004 results will not be what we had hoped, we are using this year to make our operations more efficient,  and position ourselves for better performance in fiscal 2005,” Serrone concluded.

Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components.  Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in military, commercial and industrial electronics.  These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices.  The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all information on our expected financial position, results of operations, cash flows, strategy, budgets and management’s plans and objectives.  These forward-looking statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here.  These risk factors include the impairment of intangible assets, decreased demand for products, delays in developing new products, expected orders that do not occur, loss of key customers, the impact of competition and price erosion as well as supply and manufacturing constraints, issues involved in relocating manufacturing operations, and other risks and uncertainties (which are detailed from time to time in Torotel’s Securities and Exchange Commission filings).  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.

FINANCIAL TABLES FOLLOW